Filed Pursuant to Rule 424(b)(3) and (c)
Registration No. 333-147717

PROSPECTUS SUPPLEMENT NO. 1

DATED FEBRUARY 8, 2008
TO
PROSPECTUS DATED DECEMBER 14, 2007

Akeena Solar, Inc.

4,755,217 Shares of
Common Stock and Common Stock Underlying Warrants to Purchase Common Stock

This prospectus supplement updates the prospectus dated December 14, 2007 of Akeena Solar, Inc. relating to the offering and sale of up to 4,755,217 shares of our common stock, including 3,728,572 shares issued in a private placement and 1,026,645 shares of our common stock issuable upon the exercise of outstanding warrants (the “Prospectus”) by selling stockholders identified in the Prospectus and this prospectus supplement, and any of their donees, pledges, transferees or other successors-in-interest.

This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement does not affect the total number of shares originally offered under the Prospectus.
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INVESTING IN THE COMMON STOCK COVERED BY THE PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.
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SELLING STOCKHOLDERS

The purpose of this prospectus supplement is to amend the “Selling Stockholders” section beginning on page 10 of the Prospectus in order to reflect the correct names of six selling stockholders originally identified as Winslow Management Company, LLC.

Specifically and as further shown in the table below, the six selling stockholders originally identified in the Prospectus as Winslow Management Company, LLC should be replaced with the following six selling stockholders: 1) UBS Securities LLC FBO Winslow Hedge Fund LP, 2) Hare & Co FBO Scenic Hudson, 3) Emp + Co FBO Great Lakes Protection Fund, 4) State Street Bank FBO Jessie Smith Nates Foundation, 5) State Street Bank FBO Farrell Distributing Corporation Pension Plan, and 6) Gerlach & Co. FBO Winslow Green Growth Fund.

We may amend or supplement the information in this prospectus supplement from time to time in the future to update or change the information with respect to the selling stockholders in the table below and the shares which may be resold. In addition, we may further amend or supplement the Prospectus from time to time in the future to update or change the information with respect to other selling stockholders.

Beneficial Owner	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock Issuable Upon Exercise of Warrants Owned Prior to Offering	Shares of Common Stock Offered (1)	Shares of Common Stock Beneficially Owned Following Offering
	#	#	#	# (2)	% (3)
UBS Securities LLC FBO Winslow Hedge Fund LP	57,140	11,428	68,568	-0-	*
Hare & Co FBO Scenic Hudson	21,431	4,286	25,717	-0-	*
Emp + Co FBO Great Lakes Protection Fund	14,290	2,858	17,148	-0-	*
State Street Bank FBO Jessie Smith Nates Foundation	14,290	2,858	17,148	-0-	*
State Street Bank FBO Farrell Distributing Corporation Pension Plan	35,710	7,142	42,852	-0-	*
Gerlach & Co. FBO Winslow Green Growth Fund	285,710	57,142	342,852	-0-	*

* Less than one percent.

(1) Reflects an aggregate number of shares of Common Stock held plus shares of Common Stock issuable upon exercise of Warrants.

(2) Assumes all shares offered hereby are sold by the selling stockholders.

(3) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission, and generally includes securities held by persons who have sole or shared voting power or investment power with respect to those securities, and includes securities that are or will become exercisable within 60 days after February 7, 2008. Calculated on the basis of 27,891,478 shares of common stock, which is the number of shares of Akeena Solar common stock outstanding as of November 8, 2007.
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This prospectus supplement is not complete without the Prospectus dated December 14, 2007, and we have not authorized anyone to deliver or use this prospectus supplement without the Prospectus.

The date of this prospectus supplement is February 8, 2008.